UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2024

EVE HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39704	85-2549808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 General Aviation Drive Melbourne, FL	32935
(Address of principal executive offices)	(Zip Code)

(321) 751-5050

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EVEX	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock	EVEXW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 10, 2024, EVE Soluções de Mobilidade Aérea Urbana, Ltda. (“Eve Brazil”), a Brazilian limited liability company and a wholly owned subsidiary of  Eve Holding, Inc., a Delaware corporation (the “Company”), and Embraer S.A., a Brazilian corporation, as intervening party (“Embraer”), entered into a financing agreement, dated as of October 7, 2024 (the “Financing Agreement”), with Banco Nacional de Desenvolvimento Econômico e Social – BNDES, Brazil’s National Development Bank (“BNDES”), pursuant to which BNDES has agreed to grant four lines of credit to Eve Brazil. The credit is intended for the deployment of a manufacturing unit for the production of electric vertical takeoff and landing aircraft (“eVTOL”), in Taubaté, State of São Paulo. The Financing Agreement provides that the availability of such lines of credit is subject to BNDES’s rules and regulations.

The first line of credit (“Sub-credit A”), in the amount of R$ 140 million (approximately U.S.$ 25.07 million) is to be provided from, among other sources, the resources of the Worker Support Fund – FAT and the resources originating from FAT – Special Deposits. The second line of credit (“Sub-credit B”), in the amount of R$ 60 million (approximately U.S.$ 10.77 million), is to be provided from funds raised by the BNDES System in foreign currency. The third line of credit (“Sub-credit C”), in the amount of R$ 210 million (approximately U.S.$ 37.61 million), is to be provided from, among other sources, the resources of the Worker Support Fund – FAT and the resources originating from FAT – Special Deposits. The fourth line of credit (“Sub-credit D”), in the amount of R$ 90 million (approximately U.S.$ 16.15 million), to be provided from funds raised by the BNDES System in foreign currency.

The principal amount of the debt arising from the Sub-credit A will bear an interest rate of 2.20%  per annum (as remuneration), and that arising from the Sub-credit C will bear an interest rate of 2.75% per annum (as compensation) above the Reference Rate (TR) 226, published in the Time Series Management System - SGS of the Central Bank of Brazil, under code no. 226, or any other that may replace it. The principal amount of the debt owed under Sub-credit B will bear interest at the rate of 1.10% per annum and under Sub-credit D will bear interest at the rate of 1.65% per annum plus the fixed rate published by the BNDES System.

The debit balance from Sub-credit B and Sub-credit D, including the principal, compensatory and late payment interest, expenses, commissions and other agreed charges, will be updated daily according to the US dollar exchange rate fluctuation index (PTAX), sale quotation, published by the Central Bank of Brazil on the previous business day.

Such credit lines shall be used by Eve Brazil within 42 months from the date of the Financing Agreement. The principal of debt arising from each Sub-credit of this Instrument shall be paid to BNDES in 25 (twenty-five) semiannual and successive installments starting in 2028.

The Financing Agreement can be early terminated, and payment of any outstanding amount can be accelerated, by BNDES in certain events provided for in the Financing Agreement.

The foregoing summary of the Financing Agreement does not purport to be complete and is qualified in its entirety by reference to an English translation of the Financing Agreement, which translation is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Financing Agreement, dated as of October 7, 2024, by and among EVE Soluções de Mobilidade Aérea Urbana, Ltda., Embraer S.A. as intervening party, and Banco Nacional de Desenvolvimento Econômico e Social – BNDES.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

EVE HOLDING, INC.

Date: October 15, 2024	By:	/s/Simone Galvão de Oliveira
Name: Simone Galvão de Oliveira
Title: General Counsel